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                                                                  EXHIBIT 99.B11


                       Consent of Independent Auditors


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses for the A Class, B Class, and C Class and for the Institutional Class of the International Equity Series, Global Bond Series, and Global Assets Series and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Post-Effective Amendment No. 14 to the Registration Statement (Form N-1A) (No. 33-41034) of Delaware Group Global & International Funds, Inc. of our report dated January 12, 1996, included in the 1995 Annual Report to Shareholders of Delaware Group Global & International Funds, Inc.


                                        /s/Ernst & Young LLP
                                        ---------------------
                                        Ernst & Young LLP

Philadelphia, Pennsylvania
November 26, 1996